Exhibit 99

	For Release:	May 13, 2008
	News Contact:	Pat Mullen
218-723-3971
pmullen@mnpower.com

	Investor	Tim Thorp
	Contact:	218-723-3953
tthorp@allete.com
NEWS

Minnesota Power announces long term project
to accelerate wind energy and cut back carbon

In a major move to accelerate its strategy of reducing carbon emissions and expanding renewable wind energy development, Minnesota Power proposes to purchase a major transmission line from North Dakota, phase out a long-term contract to buy coal-based electricity, and add several hundred megawatts of wind generation.

The key element of this strategic project is Minnesota Power’s purchase of a direct current (DC) transmission line that extends from the wind-rich plains of central North Dakota to the Arrowhead Substation in Hermantown, Minn.

The proposal calls for the DC line, now owned by Square Butte Electric Cooperative, to be sold to Minnesota Power for approximately $80 million in early 2009. It is now used to transmit electricity generated at the Milton R. Young Generating Station in Center, N.D. 465 miles eastward for purchase by Minnesota Power.

Direct current is a more economical way to transmit power over long distances than the standard AC, or alternating current, transmission line. The DC line being purchased by Minnesota Power is a strategic and valuable transmission link between the vast wind resource in North Dakota and electric consumers eager to increase their reliance on renewable energy.

“Three decades ago, the DC line was built to move low-cost coal-based electricity from North Dakota to power the growing taconite industry in northeast Minnesota’s Iron Range,” said Don Shippar, ALLETE CEO. “Back then, it was described as a way to transport ‘coal by wire.’ Now we will use the line to transmit ‘wind by wire’.”

Electricity generated at the Young Station is presently shared by Minnesota Power and Minnkota Power Cooperative, an affiliate of the Square Butte Cooperative. Over the next several years, Minnesota Power will phase out its generation rights at Young Unit 2. Minnkota will pursue new options for delivering power from the Young Station to its primary customers in the Red River Valley.

Minnesota Power plans to add several hundred megawatts of new wind generation near Center, N.D., where the wind resources are considered among the best in the nation. This wind-generated power will be transmitted over the DC line. The additional wind generation will partially make up for the lost Young 2 power. It will also help Minnesota Power achieve its carbon reduction goals and help meet the state of Minnesota 25 percent renewable mandate.

The project benefits Minnkota Power because the cooperative will be able to use the electricity now purchased by Minnesota Power and delay the need for Minnkota to construct additional generation facilities.

Minnesota Power • 30 West Superior Street, Duluth, Minnesota 55802
www.mnpower.com

"Our power requirements projections indicate a need for additional baseload generation, and the Young 2 addition would satisfy a large part of that need," said David Loer, Minnkota President & CEO. "Minnesota Power and Minnkota have been partners since 1977, and we expect to continue working together on future strategic issues."

“This multi-year project responds to the increasing value of renewable energy and the growing concern about carbon emissions,” Shippar added. “Our geographical position allows us to use this DC transmission line for a new purpose -- moving renewable energy to serve our customers.”  The project does not materially change the five-year capital expenditure forecast disclosed previously by Minnesota Power.

“We value our long-term partnership with Minnkota, which enables us to reconfigure the assets to better meet our respective long-term needs,” Shippar said. “We look forward to informing regulators and other stakeholders about this project and engaging them in a dialogue that will lead to its timely implementation.”

The project is subject to the execution of definitive agreements and applicable regulatory approvals.

Minnesota Power, an ALLETE company, supplies electric service to 141,000 retail customers, 16 municipalities and some of the largest industrial customers in the United States.

The statements contained in this release and statements that ALLETE may make orally in connection with this release that are not historical facts, are forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties and investors are directed to the risks discussed in documents filed by ALLETE with the Securities and Exchange Commission.

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Minnesota Power • 30 West Superior Street, Duluth, Minnesota 55802
www.mnpower.com